EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Amendment No. 1 to the Registration Statement on Form S-3/A (File No. 333-179008) of Legend Oil and Gas, Ltd. (the “Company”) of our report dated March 31, 2011, on our audit of the consolidated balance sheet of Legend Oil and Gas, Ltd. and Subsidiary as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, which report appears in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ PETERSON SULLIVAN LLP

Seattle, Washington

February 22, 2012